                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                               Registration File No.: 333-06793


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                         PROSPECTUS SUPPLEMENT NO. 7
                             dated March 20, 1997
                     (To Prospectus dated July 18, 1996)

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                          SFX BROADCASTING, INC.




     This Prospectus Supplement supplements the Prospectus dated July 18, 1996 (the "Prospectus") by SFX Broadcasting, Inc. ("SFX") relating to the resale by certain securityholders of SFX of certain shares of Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") of SFX, upon the terms and subject to the conditions set forth in the Prospectus.


     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.








          The date of this Prospectus Supplement is March 20, 1997

     This Prospectus Supplement No. 7 dated March 20, 1997, hereby further amends the Prospectus dated July 18, 1996, Prospectus Supplement No. 1 dated October 1, 1996, Prospectus Supplement No. 2 dated October 18, 1996, Prospectus Supplement No. 3 dated November 7, 1996, Prospectus Supplement No. 4 dated November 22, 1996, Prospectus Supplement No. 5 dated December 17, 1996, and Prospectus Supplement No. 6 dated January 27, 1997 as follows:

     The section of the Prospectus entitled "Selling Securityholders" is hereby amended by adding the following table:

                                   BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                    ON THE DATE HEREOF                                     AFTER SALE*
                                    ------------------                                     ----------
                                                                  NUMBER OF
                                  NUMBER OF      PERCENT OF       SHARES TO         NUMBER OF       PERCENT OF
      NAME                         SHARES          CLASS          BE OFFERED          SHARES          CLASS
      ----                         ------          -----          ---------           ------          -----

United National Life               1,055            **              1,055                0             **
Insurance


Weirton Trust                      5,370            **              5,370                0             **


Lincoln National Life             46,415           1.55            46,415                0             **
Trust


Lincoln National
Convertible Securities Fund       22,160            **             22,160                0             **

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*     Assumes the sale of all shares of the Series D Preferred Stock being offered by the Registration
      Statement of which this Prospectus is a part.

**    Less than 1%.


     The Series D Preferred Stock is exchangeable for Exchange Notes and convertible into SFX Class A Common Stock as described in the Prospectus. The foregoing chart assumes no such conversion or exchange.


     No other change or amendment is made hereby.